FREE WRITING PROSPECTUS	Filed Pursuant to Rule 433
Dated April 16, 2013	Registration No. 333-180185

Full Pxing: $650mm HDMOT 2013-1 (Harley-Davidson)

Jt-Leads:	Citi (struc), JPM, RBS
Co-Mgrs:	CastleOak, GS, Mizuho, Wells Fargo

CL	$SIZE (mm)	WA*	M/F	E.FINAL	L.FINAL	BMK	Spread (bp)	Yld (%)	Cpn (%)	Price
A1	99.000	0.24	P-1/F1+	10/13	05/15/14	Yld		0.230	0.23	100.0000
A2	235.000	1.05	Aaa/AAA	12/14	08/15/16	EDSF	14	0.456	0.45	99.99420
A3	207.000	2.40	Aaa/AAA	07/16	07/16/18	IS	24	0.651	0.65	99.99972
A4	86.539	3.60	Aaa/AAA	02/17	07/15/19	IS	30	0.879	0.87	99.97383
B	22.461	3.81	Aa1/AA	02/17	12/15/20	IS	70	1.315	1.31	99.99477

TICKER	:	HDMOT 2013-1
REGISTRATION	:	SEC Registered
EXPECTED RATINGS	:	M/F
SETTLE	:	April 24th, 2013
FIRST PAY	:	May 15th, 2013
PXG SPEED	:	1.50% ABS (10% cleanup call)
MIN DENOMS	:	$100k x $1K
ERISA ELIGIBLE	:	Yes

B&D	:	Citi

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